Exhibit 99.1

Genworth Financial Announces Second Quarter 2024 Results

Strategic Highlights

•

Continued progress on the LTC[1] multi-year rate action plan (MYRAP) with $138M of gross incremental premium approvals; $29.2B estimated net present value achieved from in-force rate actions (IFAs) since 2012

•	CareScout continued to expand the CareScout Quality Network; now available in more than 40 states and covering greater than two-thirds of the aged 65-plus Census population in the United States

•	Executed $36M in share repurchases in the quarter; $111M executed year-to-date through July 31, 2024, at an average price of $6.19 per share

•	Repurchased $12M in principal of the company’s subordinated notes at a discount

Financial Highlights

•	Net income[2] of $76M, or $0.17 per diluted share, and adjusted operating income2,[3] of $125M, or $0.28 per diluted share

•	Enact reported adjusted operating income of $165M2; distributed $63M in capital returns to Genworth

•	U.S. life insurance companies’ RBC[4] ratio of 319%[5] driven by strong statutory income

•	Genworth holding company cash and liquid assets of $281M6 at quarter-end

Richmond, VA (July 31, 2024) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended June 30, 2024.

“Genworth delivered solid performance in the second quarter, led by continued momentum at Enact and advancement of our strategic priorities,” said Tom McInerney, President & CEO. “I am pleased with the growth of the CareScout Quality Network, which is now available to policyholders in more than 40 states, with plans for further expansion. Looking ahead, we remain committed to returning significant capital to shareholders while investing prudently in future growth.”

Consolidated Metrics (Amounts in millions, except per share data)	Q2 2024	Q1 2024	Q2 2023
Net income[2]	$76	$139	$137
Earnings per diluted share[2]	$0.17	$0.31	$0.29
Adjusted operating income[2,3]	$125	$85	$85
Adjusted operating income per diluted share[2,3]	$0.28	$0.19	$0.18
Weighted-average diluted shares	440.7	450.3	478.1

Consolidated GAAP Financial Highlights

•	Net income in the quarter was driven by Enact, which had very strong operating performance, partially offset by losses in LTC and Corporate and Other

•

Net investment losses, net of taxes, decreased net income by $48 million in the current quarter, compared with net investment gains of $39 million in the prior quarter and $31 million in the prior year. The investment losses in the current quarter were driven primarily by mark-to-market adjustments on limited partnerships and net trading losses as a result of portfolio repositioning

•

Changes in the fair value of market risk benefits and associated hedges, net of taxes, increased net income by $6 million in the quarter driven primarily by the favorable change in the interest rate yield curve, compared with an increase of $18 million in the prior quarter and $15 million in the prior year

•

Net investment income was $808 million in the quarter, up from $782 million in the prior quarter driven by higher income from limited partnerships and U.S. Government Treasury Inflation-Protected Securities (TIPS)

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q2 2024	Q1 2024	Q2 2023
Adjusted operating income[2]	$165	$135	$146
Primary new insurance written	$13,619	$10,526	$15,083
Loss ratio	(7)%	8%	(2)%
Equity[7]	$3,942	$3,846	$3,581

•

Current quarter results reflected a pre-tax reserve release of $77 million primarily from favorable cure performance on early 2023 and prior delinquencies and favorable claim rate assumption updates. The prior quarter and prior year included pre-tax reserve releases of $54 million and $63 million, respectively

•	Net investment income of $59 million in the current quarter was up from $50 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased three percent versus the prior year to $266 billion driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was down 10 percent versus the prior year. Changes in NIW are primarily impacted by the size of the mortgage insurance market and Enact’s market share

•

New delinquencies increased 14 percent to 10,461 from 9,205 in the prior year primarily from the normal loss development pattern of the portfolio. New delinquencies for the quarter were more than offset by cure performance

Capital Metric	Q2 2024	Q1 2024	Q2 2023
PMIERs Sufficiency Ratio5,[8]	169%	163%	162%

•	Enact paid a quarterly dividend of $0.185 per share in the current quarter

•	Estimated PMIERs sufficiency ratio of 169 percent, $2,057 million above requirements

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q2 2024	Q1 2024	Q2 2023
Adjusted operating income (loss)	$(29)	$3	$(43)
Premiums	$564	$578	$611
Net investment income	$494	$464	$470
Liability remeasurement gains (losses)	$(43)	$16	$(61)
Cash flow assumption updates	24	2	24
Actual to expected experience	(67)	14	(85)

•

Premiums decreased versus the prior quarter primarily driven by seasonal trends and versus the prior year primarily from policy terminations and policies entering paid-up status. While legal settlements have reduced LTC tail-risk, they have accelerated the decline in renewal premiums, which also decreased the premium impact from IFAs versus the prior quarter

•	Net investment income increased, driven by favorable limited partnership income and TIPS income

•

Current quarter liability remeasurement loss included unfavorable actual to expected experience from lower terminations and higher benefit utilization, partially offset by favorable cash flow assumption updates related to the implementation timing and approval amounts of certain IFAs

•	Current quarter included a $24 million pre-tax benefit from net insurance recoveries

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q2 2024	Q1 2024	Q2 2023
Life Insurance	$(23)	$(33)	$(17)
Fixed Annuities	12	11	10
Variable Annuities	10	7	9

Total Life and Annuities	$(1)	$(15)	$2

Life Insurance

•	Current quarter results reflected mortality experience that was favorable versus the prior quarter but unfavorable versus the prior year

•	Premiums and deferred acquisition costs amortization were lower versus the prior year primarily driven by block runoff

Annuities

•	Fixed annuities results reflected favorable mortality, but lower net spread income primarily from block runoff

•	Variable annuities results included favorable mortality

U.S. Life Insurance Companies9 Statutory Results and RBC

(Dollar amounts in millions)	Q2 2024	Q1 2024	Q2 2023
Statutory Pre-Tax Income (Loss)5,[10]	$171	$258	$63
Long-Term Care Insurance	106	151	(71)
Life Insurance	9	(18)	26
Fixed Annuities	18	17	14
Variable Annuities	38	108	94
GLIC Consolidated RBC Ratio[5]	319%	314%	293%

•	Statutory pre-tax income was $171 million in the current quarter:

•	LTC continued to benefit from premium increases and benefit reductions from IFAs and legal settlements, as well as a benefit from net insurance recoveries

•	Life insurance results included favorable seasonal impacts versus the prior quarter

•	Fixed annuities results reflected favorable mortality, but lower net spread income primarily from block runoff

•	Variable annuity results included a benefit from the impact of interest rate performance

•	Current quarter GLIC consolidated RBC ratio was 319 percent, up from the prior quarter driven by strong statutory income

Corporate and Other

•	The current quarter adjusted operating loss was $10 million, down from $38 million in the prior quarter and $20 million in the prior year primarily driven by timing of tax related items

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q2 2024		Q1 2024	Q2 2023
Holding Company Cash and Liquid Assets[11],[12]	$281	[6]	$253	$222

•	Cash and liquid assets of $281 million in the quarter, including $95 million of advance cash payments from the company’s subsidiaries held for future obligations

•	Cash inflows during the current quarter consisted of $63 million from Enact capital returns and $52 million from intercompany tax payments held for future obligations

•

Current quarter cash outflows included $36 million in share repurchases, $19 million related to debt servicing costs and the repurchase of $12 million principal of the company’s subordinated notes at a discount

Returns to Shareholders

•	In the second quarter of 2024, the company repurchased $36 million of its common stock at an average price of $6.29 per share leaving 434 million shares outstanding at the end of the quarter

•	Executed $470 million in share repurchases program-to-date at an average price of $5.47 per share

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.

Genworth will conduct a conference call on August 1, 2024 at 10:00 a.m. (ET) to discuss its second quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 1968462; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on August 1, 2024 at 8:00 a.m. (ET) to discuss its second quarter results, which will be accessible via:

•	Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or

•	Webcast: https://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Contact Information:

Investors:	Brian Johnson
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management uses non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share” to evaluate performance and allocate resources. Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss), among other key performance indicators, as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended June 30, 2024 and 2023, as well as the three months ended March 31, 2024 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate actions contemplated in the company’s long-term care insurance multi-year in-force rate action plan; future financial performance, including the expectation that adverse quarterly variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance business; future financial condition of the company’s businesses; liquidity and new lines of business or new products and services, such as those the company is pursuing with its CareScout business (CareScout); as well as statements the company makes regarding the potential occurrence of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;

•

the company’s failure to maintain self-sustainability of its legacy life insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of its future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•

the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•

adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of elevated inflation, labor shortages and elevated interest rates, which could heighten the risk of a future recession; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors; political and economic instability or changes in government policies, including U.S. federal tax laws or rates, and at regulatory agencies as a result of any change in administration due to the upcoming 2024 U.S. presidential election, and fluctuations in international securities markets;

•

downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	the loss of significant key customers and distribution relationships by Enact Holdings;

•	the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine and the Israel-Hamas conflict), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;

•	the inability of third-party vendors to meet their obligations to the company;

•	the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;

•	a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;

•	unanticipated claims against Enact Holdings’ delegated underwriting program;

•	the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2024.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2024
	2024	2023
Revenues:
Premiums	$855	$902	$875
Net investment income	808	785	782
Net investment gains (losses)	(61)	39	49
Policy fees and other income	167	166	158

Total revenues	1,769	1,892	1,864

Benefits and expenses:
Benefits and other changes in policy reserves	1,151	1,175	1,203
Liability remeasurement (gains) losses	39	70	(8)
Changes in fair value of market risk benefits and associated hedges	(8)	(19)	(23)
Interest credited	125	126	125
Acquisition and operating expenses, net of deferrals	229	226	236
Amortization of deferred acquisition costs and intangibles	60	64	65
Interest expense	30	29	30

Total benefits and expenses	1,626	1,671	1,628

Income from continuing operations before income taxes	143	221	236
Provision for income taxes	32	55	66

Income from continuing operations	111	166	170
Income (loss) from discontinued operations, net of taxes	(1)	2	(1)

Net income	110	168	169
Less: net income attributable to noncontrolling interests	34	31	30

Net income available to Genworth Financial, Inc.’s common stockholders	$76	$137	$139

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.18	$0.28	$0.32

Diluted	$0.17	$0.28	$0.31

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.17	$0.29	$0.31

Diluted	$0.17	$0.29	$0.31

Weighted-average common shares outstanding:
Basic	436.4	473.2	443.0

Diluted	440.7	478.1	450.3

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Three months ended March 31, 2024
	2024	2023
Net income available to Genworth Financial, Inc.’s common stockholders	$76	$137	$139
Add: net income attributable to noncontrolling interests	34	31	30

Net income	110	168	169
Less: income (loss) from discontinued operations, net of taxes	(1)	2	(1)

Income from continuing operations	111	166	170
Less: net income from continuing operations attributable to noncontrolling interests	34	31	30

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	77	135	140
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	60	(41)	(50)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[14]	(10)	(23)	(26)
(Gains) losses on early extinguishment of debt, net[15]	7	—	(1)
Expenses related to restructuring	4	1	7
Taxes on adjustments	(13)	13	15

Adjusted operating income	$125	$85	$85

Adjusted operating income (loss):
Enact segment	$165	$146	$135
Long-Term Care Insurance segment	(29)	(43)	3
Life and Annuities segment:
Life Insurance	(23)	(17)	(33)
Fixed Annuities	12	10	11
Variable Annuities	10	9	7

Total Life and Annuities segment	(1)	2	(15)

Corporate and Other	(10)	(20)	(38)

Adjusted operating income	$125	$85	$85

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.17	$0.29	$0.31

Diluted	$0.17	$0.29	$0.31

Adjusted operating income per share:
Basic	$0.29	$0.18	$0.19

Diluted	$0.28	$0.18	$0.19

Weighted-average common shares outstanding:
Basic	436.4	473.2	443.0

Diluted	440.7	478.1	450.3

Footnote Definitions

[1]	Long-term care insurance.
[2]	All references reflect amounts available to Genworth’s common stockholders.
[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[4]	Risk-based capital ratio based on company action level for Genworth Life Insurance Company (GLIC) consolidated.
[5]	Company estimate for the second quarter of 2024 due to timing of the preparation of the filing(s).
[6]	Includes approximately $95 million of advance cash payments from the company’s subsidiaries held for future obligations.
[7]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $894 million, $873 million and $807 million in the second and first quarters of 2024 and the second quarter of 2023, respectively.

[8]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
[9]	Genworth’s principal U.S. life insurance companies: GLIC, Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
[10]	Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
[11]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[12]	Genworth Holdings, Inc. held no short-term investments or U.S. government securities as of June 30, 2024, March 31, 2024 and June 30, 2023.
[13]

Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $1 million and $2 million for the three months ended June 30, 2024 and 2023, respectively, and $1 million for the three months ended March 31, 2024.

[14]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(2) million and $(4) million for the three months ended June 30, 2024 and 2023, respectively, and $(3) million for the three months ended March 31, 2024.

[15]	(Gains) losses on early extinguishment of debt are net of the portion attributable to noncontrolling interests of $2 million for the three months ended June 30, 2024.